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                                                                   Exhibit 10.16

                      SERVICE AND EXPENSE SHARING AGREEMENT

This Service and Expense Sharing Agreement ("Agreement") is made this 28th day of December, 1995, by and between Tower Insurance Company of New York ("Tower"), and Tower Risk Management Corp. ("TRM").


                                    RECITALS

         WHEREAS, TRM has entered into agreements with various insurance companies (the "Clients") to perform certain underwriting and claims functions on behalf of those companies pursuant to the insurance laws and regulations in the various jurisdictions where such insurance companies are licensed;

         WHEREAS, Tower is an insurance company licensed to underwrite certain property and casualty insurance business in the State of New York;

         WHEREAS, TRM and Tower would like to enter into an agreement as set forth below to jointly share in the underwriting and claims expenses to be expended by the respective parties by utilizing Tower's existing facilities and staff;

         NOW THEREFORE, in consideration of the mutual agreements described in this Agreement, Tower and TRM agree as follows:

ARTICLE 1 - PERFORMANCE OF SERVICES

Tower and TRM agree that Tower will make its facilities and employees available to TRM to perform services for its Clients as more fully described in this Agreement. All the services provided to the Clients by Tower are to be based upon the written criteria, standards and guidelines of each respective Client as set forth in each Client's respective agreement with TRM.

Notwithstanding any other provision of this Agreement, it is understood that the business affairs of each party shall be managed by its respective Board of Directors, and, to the extent delegated by such Board, by its appropriately designated officers.

ARTICLE 2 - DUTIES

2.01     Tower's Duties

         In reference to the following duties, Tower will perform the following functions in compliance with the written criteria, standards and guidelines set forth by each Client in their respective agreements with
         TRM:

         A. Underwriting and marketing

         B. Premium collection

         C. State filing

         D. Loss prevention

         E. Claims

         F. Legal defense

2.02     TRM's Duties

         TRM will continue to perform all of the following functions:


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         A. Negotiate, secure and maintain agreements with TRM's Client insurance companies.

         B. Maintain of books and records and preparation of tax returns and financial statements.

         C. Handle all corporate, legal and regulatory matters other than state filing.

         TRM will perform all duties not itemized in Article 2.01. If Tower performs duties on behalf of TRM's Clients other than those described in paragraph 2.01, then TRM shall pay for such services in addition to compensation set forth in Article 3 of this Agreement.

ARTICLE 3 - COMPENSATION

3.01     Fees

         In consideration of the services rendered by Tower pursuant to this Agreement, TRM will pay a fee to Tower in accordance with the following formula:

         A. Underwriting: The greater of 5% of gross premiums written by TRM, or an amount equal to the following:

            Total # of policies issued by TRM         x Total Underwriting Cost
            -----------------------------------------
            Total # of policies issued by TRM & Tower

            The Total Underwriting Cost is defined as all expenses which are incurred by Tower to perform the duties itemized in paragraph 2.01 A through D of this Agreement.

         B. Claims:

            Total billable hours charged to TRM Clients     x Total Claims Cost
            -------------------------------------------
            Total Available Billable Hours

            Total Claims Cost is defined as all expenses which are incurred by Tower to perform the duties itemized in paragraph 2.01 E and F of this Agreement. Available Billable Hours is defined as 2,000 multiplied by the number of employees performing the duties itemized in paragraph 2.01 E and F of the agreement.

3.02     Time of Payment

         The amount agreed upon as described in paragraph 3.01 will be payable at the end of each calendar quarter.

ARTICLE 4 - TERM, SUSPENSION AND TERMINATION

4.01     Original Term

         The term of this Agreement will begin on the date of this Agreement and will continue through December 29, 1996 ("Original Term"). The term will automatically be extended for successive five (5) year periods thereafter, unless either party provides written notice 90 days prior to the end of the original term or any extended term, as applicable, that it does not wish to extend the term or this Agreement is terminated pursuant to section 4.03.



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4.02     Suspension

         TRM may suspend Tower's underwriting authority during the pendency of any dispute regarding the cause for termination.

4.03     Rights Regarding Termination

         A. This Agreement may be terminated at any time by the mutual agreement of the parties for the following reasons:

            (1) Immediately upon written notice by TRM in the event any of its agreements with its Client is terminated;

            (2) Immediately by both parties in the event of bankruptcy, insolvency, liquidation or assignment for the benefit of creditors by either party;

            (3) Upon 60 days written notice by either party in the event of any material change in the ownership or control of the other party.

            (4) Immediately by either party in the event any law or regulation of a federal, state or local government has rendered this Agreement illegal, but only insofar as that law or regulation applies to this Agreement;

            (5) Immediately by either party in the event of fraud, abandonment, gross or willful misconduct, insolvency, or lack of legal capacity to act on the part of either party.

            (6) Upon 60 days written notice by either party in the event of default in any material term of this Agreement, unless the default is cured prior to the end of the end of the sixty (60) day period.

         B. In the event of termination of this Agreement:

            (1) Tower shall promptly cease all solicitation and underwriting activities provided for hereunder.

            (2) Upon termination of this Agreement, neither party shall have any claim against the other for loss of prospective profits or fees or damage to business arising therefrom.

            (3) Notwithstanding the termination of this Agreement, Tower shall continue to perform the services described in Article 2.01 A through D of this Agreement in settlement of accounts or winding up of affairs between Tower and TRM if so requested by TRM. In connection therewith, Tower shall perform these duties without compensation until all the policies that are in force at the date of the termination have been either terminated or expired, whichever event occurs later. Thereafter, Tower agrees to perform the aforementioned services for a fee to be agreed upon between the parties if requested by TRM.

            (4) Notwithstanding the termination of this Agreement, Tower shall continue provide the claims and legal defense duties set forth it paragraph 2.01 E and F of this Agreement with respect to all claims reported to it prior to the effective date of any termination in accordance with the terms of this Agreement. In consideration for performing its services as set forth herein, TRM will continue to compensate Tower in the manner set forth in Article 3 of this Agreement. In the event TRM takes over handling of any or all outstanding claims after termination, Tower agrees to cooperate with and instruct its employees to cooperate with TRM in connection with TRM's handling of such claims.



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ARTICLE 5 - MAINTENANCE, CONTROL AND OWNERSHIP OF RECORDS

5.01     Maintenance of Records

         Tower will maintain all appropriate records, files, ledgers and reports so as to accurately reflect at all times the financial transactions of each Client in accordance with the written criteria, standards and guidelines set forth in each Client's respective agreement with TRM.

5.02     Ownership of Records

         Notwithstanding the terms of section 5.01, above, the use and control of expirations, including those on a direct billed business, the records thereof, and Tower's work product, shall be the sole property of TRM. Ownership of all records of any kind relating to each Client, including claim files, and disposition of same upon liquidation of a Client shall be determined in accordance with the terms and conditions of each Client's respective agreement with TRM.

ARTICLE 6 - GENERAL REQUIREMENTS OF TOWER

6.01     Tower's General Duties

         Tower is responsible to perform the duties assumed under this Agreement in accordance with standard procedures for the performance of such duties which exist in the insurance industry.

6.02     Dealing with Third Parties

         Tower shall be authorized to use TRM's letterhead and may act for, make commitments on behalf of, and represent TRM and its Clients to any third party, in the ordinary course of business and in fulfillment of its obligations under this Agreement.

ARTICLE 7 - MISCELLANEOUS

7.01     Notices

         All notice requirements and other communications indicated shall be deemed given when personally delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, to the appropriate party at its address below or at such other address as shall be specified by notice given hereunder.

                      TRM:       Tower Risk Management Corp.
                                 110 William Street - 4th Fl.
                                 New York, New York  10038
                                 Attn:  Carl P. Lee

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                   TOWER:        Tower Insurance Company of New York
                                 110 William Street - 4th Fl.
                                 New York, NY  10038
                                 Attn:  Michael H. Lee

7.02     Binding Effect and Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned without mutual consent of the parties, but such consent shall not be unreasonably withheld.

7.03     Amendment

         This Agreement may not be amended, altered or modified except in writing signed by the party against whom enforcement or any waiver, change, discharge, alternation or modification is sought.

7.04     Invalidity

         The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

7.05     Interpretation

         The article, section and paragraph headings included in this Agreement have been used solely for convenience and shall not be used in the interpretation of this Agreement. References to articles, sections and paragraphs shall refer to such provisions in this Agreement unless otherwise stated.

7.06     Waiver

         The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

7.07     Severability

         This Agreement and the transaction contemplated herein constitute one transaction and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

7.08     Counterparts

         If photocopies or duplicates of the original of this Agreement are signed by both parties, then each such originally signed document shall be deemed to be an original of this Agreement.

7.09     Indemnification

         TRM and Tower shall hold harmless and defend and indemnify the other party against any expenses, damages, liability, action, cost or other claims, including attorney fees arising out of the other party's material breach of any duty or obligation hereunder.



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7.10     Arbitration

         Any dispute or difference between TRM and Tower relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration.

         Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two. The current President of the National Association of Independent Insurers shall appoint the third arbitrator from the two remaining nominees. All the arbitrators shall be chosen from those submitted by the parties.

         The parties hereby waive all objections to the selection of the arbitrators, provided they are selecting in conformity with this paragraph 7.10.

         All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd's of London underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.

         The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Agreement as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the third arbitrator and of the arbitration.

                                         Tower Insurance Company of New York



                                         BY: /s/ Michael H. Lee
                                             ----------------------
                                             Michael H. Lee, Pres.



                                         Tower Risk Management Corp.



                                         BY: /s/ Michael H. Lee
                                             ---------------------
                                             Michael H. Lee, Pres.


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